Exhibit 10.1

Execution Version

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of November 17, 2020, by and among:

(i) GCM Grosvenor Inc., a Delaware corporation (the “Company”);

(ii) Grosvenor Holdings, L.L.C., an Illinois limited liability company (“GCM Holdings”), GCM Grosvenor Management, LLC, a Delaware limited liability company, and Grosvenor Holdings II, LLC, a Delaware limited liability company (collectively, the “GCM Equityholders”); and

(iii) GCM V, LLC, a Delaware limited liability company (“GCM V” and, together with the GCM Equityholders, each a “Voting Party” and collectively the “Voting Parties”).

RECITALS

WHEREAS, the Company has entered into that certain Transaction Agreement, dated as of August 2, 2020 (as it may be amended or supplemented from time to time, the “Transaction Agreement”), by and among the Company, CF Finance Acquisition Corp., a Delaware corporation and predecessor to the Company (“CFFA”), CF Finance Holdings LLC, a Delaware limited liability company, CF Finance Intermediate Acquisition, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CFFA, GCMH GP, L.L.C., a Delaware limited liability company, Grosvenor Capital Management Holdings, LLLP, a Delaware limited liability limited partnership (“GCM LLLP”) and GCM V, pursuant to which the parties thereto have agreed to consummate the Transactions (as defined in the Transaction Agreement);

WHEREAS, pursuant to the Transaction Agreement, CFFA merged with and into the Company, with CFFA ceasing to exist as a separate corporation and the Company surviving the merger as the surviving corporation;

WHEREAS, in connection with the Transaction, the Company and the Voting Parties are party to a Registration Rights Agreement, dated as of the date hereof (as it may be amended, supplemented, restated and/or modified from time to time, the “Registration Rights Agreement”);

WHEREAS, in connection with the Transaction, the Voting Parties have agreed to execute and deliver this Agreement;

WHEREAS, as of immediately following the closing of the Transaction (the “Closing”) each of the Voting Parties Beneficially Owns (as defined below) the respective number of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and Class C common stock, par value $0.0001 per share (the “Class C Common Stock” and together with the Class A Common Stock, the “Common Stock”), of the Company, set forth on Annex A hereto;

WHEREAS, the Voting Parties in the aggregate Beneficially Own (as defined below) shares of Common Stock representing more than fifty percent (50%) of the outstanding voting power of the Company;

WHEREAS, the number of shares of Common Stock Beneficially Owned by each Voting Party may change from time to time, in accordance with the terms of (x) the Amended and Restated Certificate of Incorporation of the Company, as it may be amended, supplemented and/or restated from time to time (the “Charter”), (y) the by-laws of the Company and (z) the Registration Rights Agreement, which changes shall be reported by each Voting Party in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, each of the Voting Parties believes that it is in their respective best interests to qualify the Company as a “controlled company” under the listing standards of Nasdaq; and

WHEREAS, the parties hereto desire to maintain a group and to enter into this Agreement to provide for voting agreements pursuant to which all of the Voting Parties’ shares of Common Stock will be voted together with respect to elections of the Company’s Board of Directors (the “Board”).

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Class C Aggregate Voting Amount” means the number of votes equal to (x) 75% of the total voting power of the outstanding voting stock of the Company (including, solely for this purpose, any shares of the Company’s voting stock issuable in connection with the exercise (assuming, solely for this purpose, full exercise and not net exercise) of all outstanding options, warrants, exchange rights, conversion rights or similar rights to receive voting stock of the Company, in each case owned or controlled, directly or indirectly, by the Key Holders (as defined in the Charter), but excluding the number of shares of Class A Common Stock issuable in connection with the exchange of Common Units (as defined in the A&R LLLPA), as a result of any Redemption or Direct Exchange pursuant to the applicable provisions of Article X of the A&R LLLPA (such number of shares, the “Includible Shares”)), minus (y) the total voting power of the outstanding voting stock of the Company (other than Class C Common Stock) owned or controlled, directly or indirectly, by the Key Holders (including, solely for this purpose, the Includible Shares).

“Closing Date” shall have the meaning given in the Transaction Agreement.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is the third (3rd) anniversary of the Closing Date.

“Lock-up Shares” shall mean (i) the shares of Common Stock received by the Voting Parties in connection with the Transactions on the Closing Date, (ii) any shares of Common Stock received after the Closing Date by any Voting Party pursuant to a Direct Exchange or Redemption (each as defined in the A&R LLLPA) of the Common Units held as of the Closing Date, and (iii) the Surviving Corporation Private Placement Warrants held as of the Closing Date and any shares of Common Stock issued to Voting Parties upon exercise of any such warrants.

“Minimum Controlled Shares” means (i) a number of shares of Class A Common Stock equal to fifty percent (50%) of the shares of Class A Common Stock that would be Lock-up Shares subject to the Lock-up (but, for the avoidance of doubt, after giving effect to Section 8(c)) and (ii) a number of shares of Class C Common Stock equal to fifty percent (50%) of the shares of Class C Common Stock subject to the Lock-up (but, for the avoidance of doubt, after giving effect to Section 8(c)).

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable law, within such party’s control and do not directly conflict with any rights expressly granted to such party in this Agreement, the Transaction Agreement, the Registration Rights Agreement, the Charter or the by-laws of the Company) reasonably necessary and desirable within his, her or its control to cause such result, including, without limitation (i) calling special meetings of the Board and the stockholders of the Company, (ii) voting or providing a proxy with respect to the Voting Shares beneficially owned by such party, (iii) voting in favor of the adoption of stockholders’ resolutions and amendments to the Charter or by-laws of the Company, including executing written consents in lieu of meetings, (iv) requesting members of the Board (to the extent such members were elected, nominated or designated by the party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

“Permitted Transferees” shall mean any person or entity to whom a Voting Party is permitted to Transfer Lock-up Shares prior to the expiration of the Lock-up Period in accordance with the terms hereof .

“Sunset Date” means the date the GCM Equityholders Beneficially Own a number of shares of Class A Common Stock representing less than twenty percent (20%) of the number of shares of Class A Common Stock Beneficially Owned by the GCM Equityholders immediately following the Closing Date (assuming, for this purpose, that all outstanding Grosvenor Common Units (as defined in the Transaction Agreement) are and were exchanged at the applicable times of measurement by the GCM Equityholders for shares of Class A Common Stock in accordance with the A&R LLLPA and without regard to the Lock-Up or any other restriction on exchange).

“Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

2. Agreement to Vote. During the term of this Agreement, each Voting Party shall vote or cause to be voted all securities of the Company that may be voted in the election of the Company’s directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by such Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, including, without limitation, voting or causing to be voted all Voting Shares Beneficially Owned by such Voting Party so that the Board is comprised of the Persons designated pursuant to Subsection 3(a). Except as explicitly provided in this Agreement, each Voting Party is free to vote or cause to be voted all Voting Shares Beneficially Owned by such Voting Party. For the avoidance of doubt, nothing in this Section 2 shall require a Voting Party to exercise or convert any security exercisable or convertible for voting securities of the Company.

3. Board of Directors.

a. Board Representation. Subject to the terms and conditions of this Agreement, from the date of this Agreement, the Company and each Voting Party shall take all Necessary Action to cause, effective immediately following the Closing Date, the Board to be comprised of seven (7) directors or such other number of directors as GCM V determines, all of which (the “GCM Designees” and each a “GCM Designee”) have been initially designated as set forth on Exhibit 3(a) hereto and shall thereafter be designated by GCM V; provided, that three (3) GCM Designees must qualify in the determination of the Board as an “independent director” under stock exchange regulations applicable to the Company and one (1) GCM Designee must qualify as an “audit committee financial expert” within the meaning of U.S. Securities and Exchange Commission Regulation S-K; provided, further, that from the date of this Agreement until the Sunset Date, the Company shall, and the Voting Parties shall take all Necessary Action to, include the GCM Designees in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of the stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected. Michael J. Sacks shall be the individual serving as the initial Chairperson of the Board.

b. Sunset on GCM Designees. After the Sunset Date, the selection of directors shall be conducted in accordance with applicable law and with the Charter, by-laws of the Company, and the other corporate governance documents of the Company.

c. Resignation; Removal; Vacancies.

i. Any GCM Designee may resign at any time upon written notice to the Board.

ii. (A) GCM V shall have the exclusive right to remove one or more of the GCM Designees from the Board, and the Company and the Voting Parties shall take all Necessary Action to cause the removal of any such GCM Designee(s) at the written request of GCM V and (B) GCM V shall have the exclusive right, in accordance with Subsection 3(a), to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of the GCM Designees, and the Company and the Voting Parties shall take all Necessary Action to cause any such vacancies to be filled by replacement GCM Designees as promptly as reasonably practicable.

d. Voting. Each of the Company and the Voting Parties agree not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with this Agreement) that would knowingly frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board as herein stated. Each Voting Party, to the extent not prohibited by the Charter, shall vote all Voting Shares held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Board those individuals designated in accordance with this Section 3 and to otherwise effect the intent of the provisions of this Agreement. Each Voting Party further agrees until the Sunset Date (i) to take all Necessary Action reasonably available within their power, including casting all votes to which such Voting Party is entitled in respect of its Voting Shares, whether at any annual or special meeting, by written consent or otherwise, so as to vote its Voting Shares on all matters submitted to the stockholders of the Company in accordance with the recommendation of the Board and (ii) not to grant, or enter into a binding agreement with respect to, any proxy to any Person in respect of such party’s equity securities of the Company that would prohibit such party from casting such votes in accordance with clause (i).

4. Required Approvals.

a. From the Sunset Date until the date on which the Voting Parties collectively Beneficially Own shares of Common Stock representing less than ten percent (10%) of the outstanding voting power of the Company, in addition to any vote or consent of the Board or the stockholders of the Company required by applicable law, the Charter or by-laws of the Company, the Board may not approve, or cause the Company or any of its Subsidiaries to approve, and neither the Company nor any of its Subsidiaries may take, any action set forth on Exhibit 4(a) (whether directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise), other than as explicitly contemplated by this Agreement, the Transaction Agreement or the Registration Rights Agreement, without the prior written consent of GCM V.

b. From the date on which the Voting Parties collectively Beneficially Own shares of Common Stock representing less than ten percent (10%) of the outstanding voting power of the Company until the date on which the Voting Parties collectively Beneficially Own shares of Common Stock representing less than five percent (5%) of the outstanding voting power of the Company, in addition to any vote or consent of the Board or the stockholders of the Company required by applicable law, the Charter or by-laws of the Company, the Board may not approve, or cause the Company or any of its Subsidiaries to approve, and neither the Company nor any of its Subsidiaries may take, any action set forth on Exhibit 4(b) (whether directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise), other than as explicitly contemplated by this Agreement, the Transaction Agreement or the Registration Rights Agreement, without the prior written consent of GCM V.

5. Controlled Company.

a. The Voting Parties agree and acknowledge that:

i. by virtue of this Agreement, from and after the date hereof, they are acting as a “group” within the meaning of Section 13(d)(3) of the Exchange Act for the purpose of causing the Company to continue to qualify as a “controlled company” under Nasdaq Listing Rule 5615(c); and

ii. by virtue of the combined voting power of the Voting Parties of more than fifty percent (50%) of the total voting power of the shares of capital stock of the Company outstanding as of the date hereof, the Company will, as of the date hereof, qualify as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c).

b. From and after the date hereof, the Company agrees and acknowledges that, unless otherwise agreed by GCM V, it shall elect, to the extent permitted under the Nasdaq Listing Rules, to be treated as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c).

6. Representations and Warranties of each Voting Party. Each Voting Party on its own behalf hereby represents and warrants to the Company and the other Voting Party, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of his, her or its Voting Shares set forth on Annex A, as of the date of this Agreement, as follows:

a. Organization; Authority. If Voting Party is a legal entity, Voting Party (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement and perform his or her obligations hereunder. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent.  Except as provided in this Agreement and for filing requirements under applicable securities laws, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a Voting Party’s ability to perform his, her or its obligations pursuant to this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the performance of Voting Party’s obligations hereunder. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) if such Voting Party is a legal entity, conflict with or violate any provision of the organizational documents of Voting Party, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets, except, in the case of clause (B), that would not reasonably be expected to impair, individually or in the aggregate, Voting Party’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Action pending or, to the knowledge of a Voting Party, threatened, against such Voting Party or any of Voting Party’s Affiliates or any of their respective assets or properties that would materially interfere with such Voting Party’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

d. Ownership of Shares.  Voting Party Beneficially Owns his, her or its Voting Shares free and clear of all Encumbrances. Except pursuant to this Agreement, the Transaction Agreement and the Registration Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, Transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any shares of capital stock of the Company other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Annex A (collectively, “Options”).

7. Covenants of the Company.

a. The Company shall: (i) take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement and (ii) not take any action that would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the Voting Parties under this Agreement without the prior written consent of GCM V.

b. The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary, (ii) for long as any GCM Designee nominated pursuant to this Agreement services as a director on the Board, maintain such coverage with respect to such GCM Designee, and (iii) cause the Charter and by-laws of the Company (each as may be further amended, modified and/or supplemented) to at all times provide for the indemnification, exculpation and advancement of expenses of all directors of the Company to the fullest extent permitted under applicable law; provided, that upon removal or resignation of any GCM Designee for any reason, the Company shall take all actions reasonable necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

c. The Company shall cause GCM LLLP to pay all reasonable out-of-pocket expenses incurred by the GCM Designees in connection with the performance of his or her duties as a director/observer and in connection with his or her attendance at any meeting of the Board. The Company shall enter into customary indemnification agreements with each GCM Designee and officer of the Company from time to time.

8. Lock-up.

a. Subject to Sections 8(b) and 8(c), each Voting Party agrees that it, he or she shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

b. Notwithstanding the provisions set forth in Section 8(a), any Voting Party or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors or (iii) any direct or indirect partners, members or equity holders of the GCM Equityholders, any affiliates of the GCM Equityholders or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person; (c) by gift to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (g) to the Company; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 8; and provided, further, that with respect to the foregoing clauses (a) through (g), no such Transfer shall be permitted under this Section 8(b) if it would result in the managing member of Holdings and GCM V, directly or indirectly, owning, holding or otherwise having Control (as defined in the A&R LLLPA) over a number of shares of Common Stock that is less than the Minimum Controlled Shares.

c. Notwithstanding the provisions set forth in Section 8(a), in addition to any Transfer permitted pursuant to Section 8(b):

i. Each of the GCM Equityholders, together with their respective Permitted Transferees, may Transfer Lock-up Shares during the Lock-up Period in a cumulative aggregate amount of shares of Common Stock representing up to: (x) one-third (1/3) of the number of Lock-up Shares Beneficially Owned by such GCM Equityholder as of immediately following the Closing during the period beginning on the first (1st) anniversary of the Closing Date and ending on the second (2nd) anniversary of the Closing Date and (y) an additional one-third (1/3) of the number of Lock-up Shares Beneficially Owned by such GCM Equityholder as of immediately following the Closing during the period beginning on the second (2nd) anniversary of the Closing and ending upon the expiration of the Lock-up Period.

ii. For purposes of this Section 8(c), any shares of Common Stock issued to any GCM Equityholder upon exercise of any of such GCM Equityholder’s warrants to purchase Common Stock of the Company shall be deemed to be Voting Shares Beneficially Owned by such GCM Equityholder as of the Closing and such exercise shall not be deemed a Transfer for purposes of this Section 8. Notwithstanding anything contained herein to the contrary, any Transfer of Lock-up Shares pursuant to a Direct Exchange or Redemption (each as defined in the A&R LLLPA) followed by the sale of such Lock-up Shares to a third party shall count as a single Transfer for purposes of calculating the cumulative aggregate amount of Common Stock Transferred pursuant to this Section 8(c). Notwithstanding anything contained herein to the contrary, the retirement of shares of Class C Common Stock pursuant to Section 6.3 of the Charter shall not be deemed a Transfer for purposes of this Section 8.

d. Notwithstanding anything contained herein to the contrary, the Lock-up Period shall expire, and each GCM Equityholder, together with its Permitted Transferees, shall be entitled to Transfer all of the Lock-up Shares, immediately upon the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock of the Company for cash, securities or other property.

9. No Other Voting Trusts or Other Arrangement.  Each Voting Party shall not, and shall not permit any entity under such Voting Party’s control to (i) deposit any Voting Shares or any interest in any Voting Shares in a voting trust, voting agreement or similar agreement, (ii) grant any proxies, consent or power of attorney or other authorization or consent with respect to any of the Voting Shares or (iii) subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

10. Additional Shares.  Each Voting Party agrees that all securities of the Company that may vote in the election of the Company’s directors that such Voting Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

11. No Agreement as Director or Officer.  Voting Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity as a director or officer of the Company or any of its Subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

12. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 12, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

13. Termination. Following the Closing, (a) Sections 2, 3, and 7 of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which no Voting Party has the right to designate a director to the Board under this Agreement; provided, that the provisions in Section 7(b) shall survive such termination; (b) Section 5 of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which the combined voting power of the Voting Parties no longer exceeds fifty percent (50%) of the total voting power of the Company then outstanding, (c) Sections 4(a) and (b) of this Agreement shall terminate automatically on the first date on which the consent rights therein are not exercisable, (d) the remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each Voting Party when such Voting Party ceases to Beneficially Own any Voting Shares and (e) this Agreement may be terminated in its entirety by GCM V upon written notice to the other parties hereto.

14. Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and GCM V. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

15. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement (and any securities issued with respect to Lock-up Shares held by Voting Parties shall become Lock-up Shares for purposes of this Agreement). During the term of this Agreement, all dividends and distributions payable in cash with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties and all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity shall become Voting Shares (and all dividends and distributions on Lock-Up Shares payable in Common Stock or other equity or securities convertible into equity shall become Lock-Up Shares) for purposes of this Agreement.

16. Assignment.

a. Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

b. Prior to the expiration of the Lock-up Period, no Voting Party may assign or delegate such Voting Party’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Voting Shares by such Voting Party to a Permitted Transferee in accordance with the terms of the Registration Rights Agreement and this Section 16; provided, that the rights hereunder that are personal to the Voting Parties may not be assigned or delegated in whole or in part, except that (i) the GCM Equityholders shall be permitted to transfer rights hereunder as the GCM Equityholders to one or more Affiliates or any direct or indirect partners, members or equity holders of the GCM Equityholders (each, a “GCM Transferee”), (ii) GCM V shall be permitted to transfer its rights hereunder as GCM V to GCM Holdings (an “GCM V Transferee”) and (iii) the GCM Equityholders shall be permitted to designate any GCM Transferee as a “GCM Equityholder”, GCM Holdings shall be permitted to designate any GCM Transferee as “GCM Holdings” and GCM V shall be permitted to designate any GCM V Transferee as “GCM V”, in each case, for purposes of this Agreement as if such Transferee were an initial signatory hereto.

c. This Agreement and the provisions hereof shall, subject to Section 16(b), inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of the Voting Parties, including with respect to any of such Voting Party’s Voting Shares that are transferred to a Permitted Transferee in accordance with the terms of this Agreement and the Registration Rights Agreement.

d. No assignment in accordance with this Section 16 by any party hereto (including pursuant to a transfer of any Voting Party’s Voting Shares) of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company or any other party hereto unless and until each of the other parties hereto shall have received (i) written notice of such assignment as provided in Section 23 and (ii) the executed written agreement of the assignee, in a form reasonably satisfactory to each of the other parties hereto, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) as fully as if it were an initial signatory hereto. Each Voting Party shall not permit the transfer of any such Voting Party’s Voting Shares to a Permitted Transferee unless and until the person to whom such securities are to be transferred has executed a written agreement as provided in clause (ii) of the preceding sentence.

e. Any transfer or assignment made other than as provided in this Section 16 shall be null and void.

f. Notwithstanding anything herein to the contrary, for purposes of determining the number of shares of capital stock of the Company held by the Voting Parties, the aggregate number of shares so held by the Voting Parties shall include any shares of capital stock of the Company transferred or assigned to a Permitted Transferee in accordance with the provisions of this Section 16; provided, that any such Permitted Transferee has executed a written agreement agreeing to be bound by the terms and provisions of this Agreement as contemplated by Section 16(d) above, including agreeing to vote or cause to be voted the Voting Shares Beneficially Owned by such Permitted Transferee as required of a Voting Party hereunder.

17. Other Rights.  Except as provided by this Agreement, each Voting Party shall retain the full rights of a holder of shares of capital stock of the Company with respect to the Voting Shares, including the right to vote the Voting Shares subject to this Agreement.

18. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19. Governing Law. This Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

20. Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought against any of the parties in the United States District Court for the District of Delaware or any Delaware state court located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

21. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

23. Notices.  Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail.  Notices provided pursuant to this Agreement shall be provided, (x) if to the Company, in accordance with the terms of the Transaction Agreement, (y) if to any other party hereto, to the address or email address, as applicable, of such party set forth on Annex A hereto, or (z) to any other address or email address, as a party designates in writing to the other parties in accordance with this Section 23.

24. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

COMPANY:

GCM Grosvenor Inc.
a Delaware corporation

By:	/s/ Michael J. Sacks
	Name:	Michael J. Sacks
	Title:	Chief Executive Officer

VOTING PARTIES:

Grosvenor Holdings, L.L.C.
an Illinois limited liability company

By: MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
	Name:	Michael J. Sacks
	Title:	Manager

By: Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

[Signature Page to Stockholders’ Agreement]

GCM Grosvenor Management, LLC
a Delaware limited liability company

By: Grosvenor Holdings, L.L.C., its Managing Member

By: MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
	Name:	Michael J. Sacks
	Title:	Manager

By: Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

Grosvenor Holding II, L.L.C.
a Delaware limited liability company

By: Grosvenor Holdings, L.L.C., its Managing Member

By: MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
	Name:	Michael J. Sacks
	Title:	Manager

By: Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

GCM V, LLC
a Delaware limited liability company

By:	/s/ Michael J. Sacks
	Name:	Michael J. Sacks
	Title:	Manager

[Signature Page to Stockholders’ Agreement]

Exhibit 4(a)

List of Matters for Required Approvals

1.	Sale or any merger, consolidation, purchase of an equity interest, tender offer, exchange offer, other secondary acquisition, business combination or similar transaction to which the Company or any of its Subsidiaries is a party (in one transaction or a series of related transactions);

2.	Amendment of the Charter, by-laws, this Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the certificate of formation or limited liability partnership agreement of GCM LLLP or any other organizational or governing document of the Company or GCM LLLP;

3.	Any liquidation, dissolution, winding up or causing any voluntary bankruptcy or related actions with respect to the Company or any of its Subsidiaries;

4.	Non-ordinary course sale, exchange, transfer, lease, disposition, surrender or abandonment of any assets of the Company or any of its Subsidiaries (in one transaction or a series of related transactions), including any equity interest in any Subsidiary, having a fair market value of $10,000,000 or more;

5.	Acquisition of the business or assets (to the extent such acquisition of assets is non-ordinary course) of any other entity (in one transaction or a series of related transactions) having a fair market value of $10,000,000 or more;

6.	Acquisition of an equity interest in any other entity, by merger, purchase of equity interests or otherwise (in one transaction or a series of related transactions) having a fair market value of $10,000,000 or more, other than the incorporation, formation, establishment or similar by the Company or any of its Subsidiaries of a new wholly owned Subsidiary thereof;

7.	Engagement by the Company or any of its Subsidiaries (but not the Board or any committee thereof) of any professional advisers, including, without limitation, investment bankers and financial advisers, for any matters set forth in this section;

8.	Approval of any non-ordinary course investment (including capital contribution) or expenditure or execution of any agreement reasonably likely to result in costs and expenses (in one transaction or contract or a series of related transactions or contracts) having a fair market value of $10,000,000 or more (other than any investment or expenditure expressly contemplated by the annual operating budget of the Company then in effect);

9.	Increase or decrease the size of the Board;

10.	Issuance or sale of any shares of capital stock of the Company or any of its Subsidiaries or securities convertible into or exercisable for any shares of capital stock of the Company or any of its Subsidiaries, other than (i) issuances of shares of capital stock upon the exercise of options to purchase shares of capital stock of the Company or any Subsidiary, as the case may be, in accordance with their respective terms or other awards under an equity plan of the Company, or (ii) the issuance of Class A Common Stock upon the redemption of common units of GCM LLLP in accordance with GCM LLLP’s operating agreement and the Company’s Charter;

11.	(A) making of any dividends or other distributions to the stockholders of the Company or (B) other than (i) redemptions made pursuant to the Company organizational documents or (ii) any redemptions, repurchases, acquisitions or similar transactions of equity securities in the Company or any of its Subsidiaries in connection with the cessation of employment or service of a person at a price no greater than the then-current fair market value thereof and pursuant to the terms and conditions of the underlying applicable purchase, grant, award or other documentation approved by the Board, any redemption, repurchase or other acquisition of (x) shares of capital stock of the Company by the Company or (y) any shares of capital stock or other equity securities in any Subsidiary by the Company (other than acquisitions or equity securities of a direct or indirect wholly owned Subsidiary by the Company);

12.	(A) incurrence of indebtedness or guarantee of indebtedness of any third party other than the incurrence of indebtedness (i) pursuant to ordinary course trade payables or (ii) in an amount not to exceed $25,000,000 in aggregate principal amount in a single transaction or $100,000,000 in aggregate consolidated indebtedness for the Company, (B) amendment of the material terms of any indebtedness for borrowed money of the Company or any of its Subsidiaries or (C) refinance of indebtedness for borrowed money of the Company or any of its Subsidiaries;

13.	Entry into of a “related party transaction” under Item 404 of Regulation S-K; or

14.	Authorization or approval, or entrance into any agreement to do any of the foregoing.

Exhibit 4(b)

List of Matters for Required Approvals

1.	Amendment of the Charter, by-laws, this Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the certificate of formation or limited liability partnership agreement of GCM LLLP or any other organizational or governing document of the Company or GCM LLLP that has an adverse effect on the material rights of GCM V or the GCM Equityholders, but excluding any such amendments in connection with the matters referred to in clauses (1), (9) or (10) of Exhibit 4(a);

2.	Entry into of a “related party transaction” under Item 404 of Regulation S-K; or

3.	Authorization or approval, or entrance into any agreement to do any of the foregoing.

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